As filed with the Securities and Exchange Commission on November 6, 2007

Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SAFEGUARD SCIENTIFICS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State of Incorporation)	23-1609753 (I.R.S. Employer Identification No.)
435 Devon Park Drive, Building 800, Wayne, PA 19087-1945
(Address of principal executive offices, including zip code)
Employment Inducement Awards
Consisting of Non-Qualified Stock Options
Granted to Brian J. Sisko
(Full title of the plan)
Brian J. Sisko
Senior Vice President and General Counsel
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
(Name and Address of Agent for Service)
(610) 293-0600
(Telephone Number of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum	Maximum	Amount of
Title of Each Class of Securities	Be	Offering Price	Aggregate	Registration
to Be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $.10 per share, together with related rights to purchase Series A Junior Participating Preferred Stock	1,000,000	$2.106	$2,106,000	$64.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. Associated with each share of common stock is the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock. The preferred stock purchase rights do not carry a separate price.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, based upon the $2.106 exercise price of the stock options.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, as filed by Safeguard Scientifics, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 26, 2007, March 6, 2007, April 27, 2007, May 8, 2007, June 11, 2007, July 26, 2007, August 20, 2007 and October 25, 2007.

(4)	The description of the common stock and preferred share purchase rights contained on Forms 8-A as have been filed with the Commission and amended from time to time.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of each such document.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part hereof after the most recent effective date may modify or replace existing statements contained herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
     Experts
The consolidated financial statements of the Registrant as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2006 consolidated financial statements contains an explanatory paragraph that describes the Registrant’s adoption of SFAS No. 123R, Share-Based Payment, which was adopted on January 1, 2006.
Item 4.     Description of Securities.
Not Applicable.
Item 5.     Interests of Named Experts and Counsel.
Not Applicable.

Item 6.     Indemnification of Directors and Officers.
Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.
Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute.
Section 1746 of the PBCL provides that the indemnification provisions above are not exclusive of the right to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.
Article 9th of the Registrant’s Second Amended and Restated Articles of Incorporation (the “Articles”) provides that a director or officer of the Registrant shall not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under the Articles or the Amended and Restated Bylaws (the “Bylaws”), of the Registrant or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Section 12 of Article III of the Registrant’s Bylaws also limits the personal liability of directors for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office. The limitation on monetary liability does not extend to breaches of duty constituting self-dealing, willful misconduct or recklessness and does not relieve a director of liability for the payment of any taxes pursuant to local, state or federal law, or liability or responsibility pursuant to any criminal statute.
Article IX of the Registrant’s Bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant, or at Registrant’s request, a director, officer, manager, employee, agent, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, as well as indemnification for punitive damages.
Unlike the provisions of PBCL Section 1744, which sets forth procedures for effecting indemnification (but consistent with Section 1746 of the PBCL), Article IX of the Bylaws does not require us to determine the availability of indemnification by first following certain prescribed procedures. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against us as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require us to indemnify such portion. If the indemnification provided for in Article IX is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require us to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board of Directors.
Section 4 of Article IX of the Bylaws authorizes us to further effect or secure our indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a reserve, trust, escrow, cash collateral or other fund or account, granting a security interest in our assets or property, establishing a letter of credit or using any other means that may be available from time to time. The Registrant maintains a directors’ and officers’ liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.
Item 7.     Exemption from Registration Claimed.
None.
Item 8.     Exhibits.

Exhibit Number	Description

5.1 †	Opinion of Morgan, Lewis & Bockius LLP
10.1	Stock Option Grant Certificates dated August 20, 2007 for stock options awarded to Brian J. Sisko to acquire an aggregate of 1,000,000 shares (incorporated by reference to Exhibit 10.3 of the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Commission on November 5, 2007)
23.1 †	Consent of KPMG LLP
23.2 †	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1 †	Power of Attorney (included with signature page of this Registration Statement)
†	Filed herewith
Item 9.     Undertakings.
The undersigned Registrant hereby undertakes:
          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act and each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, PA on November 6, 2007.

SAFEGUARD SCIENTIFICS, INC.

By:	PETER J. BONI

Peter J. Boni
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Each person whose signature appears below hereby appoints Raymond J. Land and Brian J. Sisko, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date
	Chief Executive Officer and President, and	Dated: Nov. 6, 2007
PETER J. BONI	Director (Principal Executive Officer)

Peter J. Boni

	Senior Vice President and Chief Financial	Dated: Nov. 6, 2007
RAYMOND J. LAND	Officer (Principal Financial and Accounting

Raymond J. Land	Officer)
Dated: Nov. 6, 2007
MICHAEL J. CODY	Director

Michael J. Cody
Dated: Nov. 6, 2007
JULIE A. DOBSON	Director

Julie A. Dobson
	Chairman of the	Dated: Nov. 6, 2007
ROBERT E. KEITH, JR.	Board of Directors

Robert E. Keith, Jr.
Dated: Nov. 6, 2007
ANDREW E. LIETZ	Director

Andrew E. Lietz
Dated: Nov. 6, 2007
GEORGE MACKENZIE	Director

George MacKenzie
Dated: Nov. , 2007
Director

George D. McClelland
Dated: Nov. 6, 2007
JACK L. MESSMAN	Director

Jack L. Messman
Dated: Nov. 6, 2007
JOHN W. PODUSKA, SR.	Director

John W. Poduska, Sr.
Dated: Nov. 6, 2007
JOHN J. ROBERTS	Director

John J. Roberts

ROBERT J. ROSENTHAL	Director	Dated: Nov. 6, 2007

Robert J. Rosenthal

EXHIBIT INDEX

Exhibit Number	Description

5.1 †	Opinion of Morgan, Lewis & Bockius LLP
10.1	Stock Option Grant Certificates dated August 20, 2007 for stock options awarded to Brian J. Sisko to acquire an aggregate of 1,000,000 shares (Incorporated by reference to Exhibit 10.3 of the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Commission on November 5, 2007)
23.1 †	Consent of KPMG LLP
23.2 †	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1 †	Power of Attorney (included with signature page of this Registration Statement)

†	Filed herewith